PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888 Dated February 4, 2015
Royal Bank of Canada Trigger Autocallable Yield Optimization Notes
$1,499,980.10 Notes Linked to the Common Stock of Micron Technology, Inc. due on February 10, 2016
Investment Description
Trigger Autocallable Yield Optimization Notes (the “Notes”) are unsecured and unsubordinated notes issued by Royal Bank of Canada linked to the performance of the common stock of Micron Technology, Inc. (the “Reference Stock”). The issue price of each Note is equal to the closing price of the Reference Stock on the trade date (the “initial price”). Royal Bank of Canada will pay you a monthly coupon regardless of the performance of the Reference Stock. If the closing price of the Reference Stock on any quarterly Observation Date is greater than or equal to the initial price, Royal Bank of Canada will automatically call the Notes and pay you the principal amount per Note plus the applicable coupon payment for that date and no further amounts will be owed to you. If the Notes are not automatically called, at maturity, Royal Bank of Canada will either pay you the principal amount per Note or, if the closing price of the Reference Stock on the final valuation date is below the trigger price, Royal Bank of Canada will deliver to you one share of the Reference Stock for each Note you then own (subject to adjustments in the case of certain corporate events described in the product prospectus supplement under “General Terms of the Notes — Anti-dilution Adjustments”).
Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than the principal amount of your Notes and the credit risk of Royal Bank of Canada for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange.

Features	Key Dates
❑         Income— Regardless of the performance of the Reference Stock, Royal Bank of Canada will pay you a monthly coupon. In exchange for receiving the monthly coupon payment on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than your principal amount and the credit risk of Royal Bank of Canada for all payments under the Notes.

 ❑        Automatically Callable — If the closing price of the Reference Stock on any quarterly Observation Date is greater than or equal to the initial price, we will automatically call the Notes and pay you the principal amount per Note plus the applicable coupon payment for that date and no further amounts will be owed to you. If the Notes are not called, you may have downside market exposure to the Reference Stock at maturity, subject to any contingent repayment of the principal amount per Note.

❑        Contingent Repayment of Principal at Maturity— If the Notes are not previously called and the price of the Reference Stock does not close below the trigger price on the final valuation date, Royal Bank of Canada will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the Reference Stock. If the price of the Reference Stock closes below the trigger price on the final valuation date, Royal Bank of Canada will deliver to you one share of the Reference Stock per Note at maturity, which is expected to be worth significantly less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                                                 February 4, 2015
Settlement Date                                      February 9, 2015
Observation Dates1                            Quarterly
Final Valuation Date1                          February 4, 2016
Maturity Date1                                          February 10, 2016
1       Subject to postponement in the event of a market disruption event and as described under “General Terms of the Notes — Payment at Maturity” in the accompanying product prospectus supplement no. TYON-2.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. TYON-2 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE   S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. IF THE NOTES ARE NOT CALLED,YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering
This pricing supplement relates to Trigger Autocallable Yield Optimization Notes we are offering linked to the common stock of Micron Technology, Inc. Coupons will be paid monthly in arrears in 12 equal installments, subject to an earlier automatic call.

Reference Stock	Coupon Rate Per Annum	Initial Price	Trigger Price	CUSIP	ISIN
Common Stock of Micron Technology, Inc. (MU)	11.00%	$29.03	$21.77, which is 75% of the Initial Price, rounded to two decimal places	780082418	US7800824184
See “Additional Information About Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated July 23, 2013, the prospectus supplement dated July 23, 2013, product prospectus supplement no. TYON-2 dated August 26, 2013 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. TYON-2.  Any representation to the contrary is a criminal offense.
	Price to Public(1)		Fees and Commissions(1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Common Stock of Micron Technology, Inc.	$1,499,980.10	$29.03	$22,499.70	$0.4354	$1,477,480.40	$28.5946
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that is equal to 1.50% of the principal amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 13 below.
The initial estimated value of the Notes as of the date of this document is $28.3704 per Note (approximately 97.73% of the principal amount), which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks” beginning on page 5, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 13 and “Structuring the Notes” on page 13 of this pricing supplement.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Notes
You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013, relating to our Series F medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. TYON-2 dated August 26, 2013.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. TYON-2, as the Notes involve risks not associated with conventional debt securities.

 To the extent that the terms discussed in this pricing supplement differ from those discussed in the product prospectus supplement no. TYON-2, the prospectus supplement, or the prospectus, such as the inclusion of the automatic call feature, the terms discussed herein will control. You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. TYON-2 dated August 26, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004895/m825130424b5.htm

♦	Prospectus supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

♦	Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦     You believe the final price of the Reference Stock is not likely to be below the trigger price and, if it is, you can tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦     You understand and accept that you will not participate in any appreciation in the price of the Reference Stock and that your return on the Notes is limited to the coupons paid.

♦     You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦     You are willing and able to invest in a Note that will be called on any Observation Date on which the closing price of the Reference Stock is greater than or equal to the initial price, and you are otherwise able to hold the Notes to maturity.

♦     You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to trade the Notes.

♦     You are willing to invest in the Notes based on the coupon rate indicated on the cover hereof.

♦     You are willing to forgo dividends or other benefits of owning shares of the Reference Stock.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, and understand that, if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦     You require an investment designed to provide a full return of principal at maturity.

♦     You are not willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦     You believe the final price of the Reference Stock is likely to be below the trigger price, which could result in a total loss of your initial investment.

♦     You cannot tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦     You seek an investment that participates in the appreciation in the price of the Reference Stock or that has unlimited return potential.

♦     You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦     You are not willing to invest in the Notes based on the coupon rate indicated on the cover hereof.

♦     You seek an investment for which there will be an active secondary market.

♦     You are unable or unwilling to invest in a Note that will be called on any Observation Date on which the closing price of the Reference Stock is greater than or equal to the initial price, or you are otherwise unable or unwilling to hold the Notes to maturity.

♦     You want to receive dividends or other distributions paid on the Reference Stock.

♦     You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. TYON-2 for risks related to an investment in the Notes.

Final Terms of the Notes1
Issuer:	Royal Bank of Canada

Issue Price per Note:	Equal to 100% of the principal amount per Note.

Principal Amount per Note:	Equal to the initial price (as defined below) of the Reference Stock.

Term:	Approximately 12 months (callable quarterly)

Reference Stock:	The common stock of Micron Technology, Inc.

Coupon Payment:	The coupon payments will be made in 12 equal installments regardless of the performance of the Reference Stock, subject to an earlier automatic call. The coupon rate per annum for the Notes is 11.00%.

1st Installment through 12th Installment: (Subject to an Earlier Automatic Call)	0.9167% of the principal amount per Note (or $0.2661 per Note).

Automatic Call Feature:
The Notes will be automatically called if the closing price of the Reference Stock on any Observation Date is greater than or equal to the initial price.

If the Notes are called, we will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Note equal to the principal amount per Note plus the applicable coupon payment otherwise due on that day (the “call settlement amount”). No further amounts will be owed to you under the Notes.

Observation Dates:	May 7, 2015, August 6, 2015, November 5, 2015 and February 4, 2016.

Trigger Price:	$21.77, which is 75% of the initial price, rounded to two decimal places.

Payment at Maturity2: (If the Notes are not automatically called prior to maturity)
➢     If the final price of the Reference Stock is not below the trigger price on the final valuation date, we will pay you at maturity an amount in cash equal to your principal amount.

➢     If the final price of the Reference Stock is below the trigger price on the final valuation date, at maturity we will deliver to you one share of the Reference Stock for each Note you own, which is expected to be worth significantly less than your principal and may be worthless.

Closing Price:	On any trading day, the last reported sale price of the Reference Stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price:	$29.03, which was the closing price of the Reference Stock on the trade date.

Final Price:	The closing price of the Reference Stock on the final valuation date.

Coupon Payment Dates
Coupons will be paid in arrears in 12 equal monthly installments on the coupon payment dates listed below.

March 9, 2015	September 9, 2015
April 9, 2015	October 9, 2015
May 11, 2015*	November 9, 2015*
June 9, 2015	December 9, 2015
July 9, 2015	January 11, 2016
August 10, 2015*	February 10, 2016*

* These coupon payment dates are also call settlement dates. If the Notes are called, no further payments will be made.

Investment Timeline

Trade Date:	The initial price and the trigger price of the Reference Stock were determined and the coupon rate was set. The issue price per Note was set equal to the initial price of the Reference Stock.

Monthly (including at Maturity):	Royal Bank of Canada pays the coupon payments.

Quarterly
The Notes will be automatically called if the closing price of the Reference Stock on any Observation Date is greater than or equal to the initial price. If the Notes are called, we will pay you on the applicable call settlement date a cash payment per Note equal to the principal amount plus the applicable coupon payment otherwise due on that day and no further amounts will be due to you under the Notes.

Maturity Date:	If the Notes have not been previously called, the final price is determined as of the final valuation date.

If the final price of the Reference Stock is not below the trigger price on the final valuation date, we will pay you an amount in cash equal to your principal amount.

If the final price of the Reference Stock is below the trigger price on the final valuation date, we will deliver to you one share of the Reference Stock for each Note you own.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AS YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR HAVE NO VALUE AT ALL.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 If you receive shares at maturity, we will pay cash in lieu of delivering any fractional shares.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. TYON-2. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.

Risks Relating to the Notes Generally

♦
Your Investment in the Notes May Result in a Loss:  The Notes differ from ordinary debt securities in that Royal Bank of Canada will not necessarily pay the full principal amount of the Notes at maturity if the Notes have not been previously called. Royal Bank of Canada will only pay you the principal amount of your Notes in cash if the final price of the Reference Stock is greater than or equal to the trigger price. If the Notes are not automatically called and if the final price of the Reference Stock is below the trigger price, Royal Bank of Canada will deliver to you at maturity one share of the Reference Stock for each Note that you own instead of the principal amount in cash. If you receive shares of the Reference Stock at maturity, you will be exposed to any further decrease in the price of the Reference Stock from the final valuation date to the maturity date, and the value of those shares is expected to be significantly less than the principal amount of the Notes or may have no value at all.

♦
The Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Reference Stock, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity: “Volatility” refers to the frequency and magnitude of changes in the price of the Reference Stock.  The greater the volatility of the Reference Stock, the more likely it is that the price of that stock could close below its trigger price on the final valuation date, which would result in the loss of some or all of your principal. This risk will generally be reflected in a higher coupon rate per annum payable on the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the coupon rate per annum was set on the trade date, the Reference Stock's volatility can change significantly over the term of the Notes, and may increase. The price of the Reference Stock could fall sharply as of the final valuation date, which could result in a significant loss of principal.

♦
Contingent Repayment of Principal Applies Only at Maturity: If the Notes are not automatically called, you should be willing to hold your Notes to maturity.  If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment, even if the price of the Reference Stock is above the trigger price.

♦
Reinvestment Risk: If your Notes are automatically called prior to the maturity date, no further payments will be owed to you under the Notes.  Therefore, because the Notes could be called as early as the first Observation Date, the holding period over which you would receive any applicable coupon could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the maturity date.

♦
Credit Risk of Royal Bank of Canada: The Notes are unsubordinated and unsecured debt obligations of Royal Bank of Canada and are not, either directly or indirectly, an obligation of any third party.  Any payments to be made on the Notes, including payments in respect of an automatic call, coupon payments and any repayment of principal, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Notes and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦
Holders of the Notes Should Not Expect to Participate in any Appreciation of the Reference Stock, and the Call Feature and the Fixed Coupon Rate Limit Your Potential Return: The return potential of the Notes is limited to the pre-specified coupon rate, regardless of the appreciation of the Reference Stock. Accordingly, if the Notes are called prior to maturity, you will not participate in any of the Reference Stock’s appreciation, and your return will be limited to the principal amount plus the coupons paid up to and including the call settlement date. If the Notes are called due to the automatic call feature, you will not receive any coupons after the applicable call settlement date. Since the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Reference Stock even though your positive return is limited to the coupon rate, as we may deliver to you at maturity for each Note you own one share of the Reference Stock, which is expected to be worth less than the principal amount as of the maturity date. As a result, the return on the Notes could be less than the return on a direct investment in the Reference Stock or on a similar security that allows you to participate in the appreciation of the price of the Reference Stock.

♦
Single Stock Risk:  The price of the Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  You, as an investor in the Notes, should make your own investigation into the Reference Stock Issuer and the Reference Stock for your Notes.  We urge you to review financial and other information filed periodically by the Reference Stock Issuer with the SEC.

♦
No Dividend Payments or Voting Rights: As a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Reference Stock would have, unless you receive shares of the Reference Stock as payment on the Notes at maturity.

♦
Owning the Notes Is Not the Same as Owning the Reference Stock: The return on your Notes may not reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Notes.  Further, the Reference Stock may appreciate over the term of the Notes and you will not participate in any such appreciation, which could be significant, even though you may be exposed to the decline of the Reference Stock at maturity.

♦
Lack of Liquidity: The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
The Initial Estimated Value of the Notes Is Less than the Price to the Public: The initial estimated value for the Notes that is set forth on the cover page of this document is less than the public offering price you pay for the Notes, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Reference Stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value.  As a result, any secondary price will be less than if the internal borrowing rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

♦
Our Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set: The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Reference Stock that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Reference Stock, and therefore the market value of the Notes.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price: Trading or transactions by Royal Bank of Canada or its affiliates in the Reference Stock, or in futures, options, exchange-traded funds or other derivative products on the Reference Stock may adversely affect the market value of the Reference Stock, the closing price of the Reference Stock, and, therefore, the market value of the Notes.

♦
Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the closing price of the Reference Stock on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the Reference Stock;

♦	the time remaining to maturity of the Notes;

♦	the dividend rate on the Reference Stock;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the Reference Stock that may or may not require an adjustment to the terms of the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Reference Stock Is Limited: The calculation agent will make adjustments to the initial price and the trigger price for certain events affecting the shares of the Reference Stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

Hypothetical Examples
The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock relative to its initial price. Royal Bank of Canada cannot predict the final price of the Reference Stock. You should not take these examples as an indication or assurance of the expected performance of the Reference Stock. The numbers appearing in the examples and table below have been rounded for ease of analysis. The following examples and table illustrate the Payment at Maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Term: Hypothetical initial price of the Reference Stock: Hypothetical trigger price: Hypothetical Principal Amount:	Approximately 12 months (callable quarterly) $100.00 per share $75.00 (75% of the hypothetical initial price) $100.00 per Note (set equal to the hypothetical initial price)
Coupon rate per annum**:	11.00% ($0.9167 per month per $100 in principal amount)
Observation Dates:	Quarterly
Hypothetical dividend yield on the Reference Stock***:	2.00% per annum
*
Not the actual initial price, principal amount or trigger price applicable to the Notes.  The actual initial price, principal amount and trigger price are set forth in “Final Terms of the Notes” and on the cover page of this pricing supplement.

**	Coupon payments will be paid in arrears in equal monthly installments during the term of the Notes, subject to an earlier automatic call.
***	Hypothetical dividend yield holders of the Reference Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Reference Stock.

If the Notes are called on an Observation Date

Scenario #1:  The closing price of the Reference Stock on an Observation Date is not below the hypothetical initial price of $100.00.
Since the closing price of the Reference Stock on an Observation Date is not below the hypothetical initial price of $100.00, the Notes will be called on that Observation Date, and Royal Bank of Canada will pay you on the call settlement date the principal amount plus the applicable coupon. No further amounts will be owed to you under the Notes. This investment would outperform an investment in the Reference Stock if the price appreciation of the Reference Stock (plus dividends, if any) is less than the return represented by the coupon payments.
If the closing price of the Reference Stock on the first Observation Date is $130.00 (an increase of 30%):
Coupons Paid Previously:	$1.8333	($0.9167 × 2 = $1.8333)
Call Settlement Amount:	$100.9167	($100 + $0.9167 = $100.9167)
Total:	$102.75
Total Return on the Notes:	2.75%
In this example, the total return on the Notes is 2.75%, while the total return on the Reference Stock is a gain of 30.50% (including dividends).
If the closing price of the Reference Stock on the third Observation Date is $102.00 (an increase of 2%):
Coupons Paid Previously:	$7.3333	($0.9167 × 8 = $7.3333)
Call Settlement Amount:	$100.9167	($100 + $0.9167 = $100.9167)
Total:	$108.25
Total Return on the Notes:	8.25%
In this example, the total return on the Notes is 8.25%, while the total return on the Reference Stock is a gain of 3.50% (including dividends).

If the Notes are not called on any Observation Date

Scenario #2: The Notes are not previously automatically called and the final price of the Reference Stock is not below the hypothetical trigger price of $75.00.
Since the final price of the Reference Stock is not below the hypothetical trigger price of $75.00, Royal Bank of Canada will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Reference Stock if the price appreciation of the Reference Stock (plus dividends, if any) is less than 11.00%.
If the closing price of the Reference Stock on the final valuation date is $100.00 (no change in the price of the Reference Stock):
Payment at Maturity	$100.00
Coupons:	$11.00	($0.9167 × 12 = $11.00)
Total:	$111.00
Total Return on the Notes:	11.00%
In this example, the total return on the Notes is 11.00%, while the total return on the Reference Stock is a gain of 2.00% (including dividends).
If the closing price of the Reference Stock on the final valuation date is $130.00 (an increase of 30%):
Payment at Maturity	$100.00
Coupons:	$11.00	($0.9167 × 12 = $11.00)
Total:	$111.00
Total Return on the Notes:	11.00%
In this example, the total return on the Notes is 11.00%, while the total return on the Reference Stock is a gain of 32.00% (including dividends).

If the closing price of the Reference Stock on the final valuation date is $85.00 (a decline of 15%):
Payment at Maturity	$100.00
Coupons:	$11.00	($0.9167 × 12 = $11.00)
Total:	$111.00
Total Return on the Notes:	11.00%
In this example, the total return on the Notes is 11.00%, while the total return on the Reference Stock is a loss of 13.00% (including dividends).

Scenario #3: The Notes are not automatically called and the final price of the Reference Stock is below the hypothetical trigger price of $75.00.
Since the Notes have not been called and the final price of the Reference Stock is below the hypothetical trigger price of $75.00, Royal Bank of Canada will deliver to you at maturity one share of the Reference Stock for every Note you hold. The value of the shares  received at maturity and the total return on the Notes at that time depends on the closing price of the Reference Stock on the maturity date, and could result in the loss of some or all of your principal.
If the closing price of the Reference Stock on the maturity date is $60.00 (a decline of 40%):
Value of each share received:	$60.00
Coupons:	$11.00	($0.9167 × 12 = $11.00)
Total:	$71.00
Total Return on the Notes:	-29.00%
In this example, the total return on the Notes is a loss of 29.00%, while the total return on the Reference Stock is a loss of 38.00% (including dividends).

The table below assumes that the Notes are not automatically called prior to maturity and is based on the following assumptions*

Term:	Approximately 12 months (callable quarterly)
Coupon rate per annum **:	11.00% (or $0.9167 per monthly period per $100 in principal amount)
Hypothetical initial price:	$100.00 per share
Hypothetical trigger price:	$75.00 (75.00% of the initial price)
Hypothetical principal amount:	$100.00 per Note (set equal to the hypothetical initial price)
Hypothetical dividend yield on the Reference Stock***:	2.00% per annum

*	Actual terms for the Notes are set forth in “Final Terms of the Notes” and on the cover page of this pricing supplement.
**	Coupon payments will be paid in arrears in 12 equal monthly installments during the term of the Notes on an unadjusted basis, subject to an earlier automatic call.
***	Dividend yield assumed received by holders of the Reference Stock during the term of the Notes.

Reference Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Stock Price(3)	Stock Price Return	Total Return on the Reference Stock at Maturity(4)	Payment at Maturity + Coupon Payments(5)	Total Return on the Notes at Maturity(6)	Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)
$150.00	50.00%	52.00%	$111.00	11.00%	n/a	n/a
$145.00	45.00%	47.00%	$111.00	11.00%	n/a	n/a
$140.00	40.00%	42.00%	$111.00	11.00%	n/a	n/a
$135.00	35.00%	37.00%	$111.00	11.00%	n/a	n/a
$130.00	30.00%	32.00%	$111.00	11.00%	n/a	n/a
$125.00	25.00%	27.00%	$111.00	11.00%	n/a	n/a
$120.00	20.00%	22.00%	$111.00	11.00%	n/a	n/a
$115.00	15.00%	17.00%	$111.00	11.00%	n/a	n/a
$110.00	10.00%	12.00%	$111.00	11.00%	n/a	n/a
$105.00	5.00%	7.00%	$111.00	11.00%	n/a	n/a
$100.00	0.00%	2.00%	$111.00	11.00%	n/a	n/a
$95.00	-5.00%	-3.00%	$111.00	11.00%	n/a	n/a
$90.00	-10.00%	-8.00%	$111.00	11.00%	n/a	n/a
$85.00	-15.00%	-13.00%	$111.00	11.00%	n/a	n/a
$75.00	-25.00%	-23.00%	$111.00	11.00%	n/a	n/a
$70.00	-30.00%	-28.00%	n/a	n/a	$81.00	-19.00%
$65.00	-35.00%	-33.00%	n/a	n/a	$76.00	-24.00%
$60.00	-40.00%	-38.00%	n/a	n/a	$71.00	-29.00%
$55.00	-45.00%	-43.00%	n/a	n/a	$66.00	-34.00%
$50.00	-50.00%	-48.00%	n/a	n/a	$61.00	-39.00%
$45.00	-55.00%	-53.00%	n/a	n/a	$56.00	-44.00%
$40.00	-60.00%	-58.00%	n/a	n/a	$51.00	-49.00%
$35.00	-65.00%	-63.00%	n/a	n/a	$46.00	-54.00%
$30.00	-70.00%	-68.00%	n/a	n/a	$41.00	-59.00%

(1)	A trigger event does not occur if the final price of the Reference Stock is not below the trigger price.
(2)	A trigger event occurs if the final price of the Reference Stock is below the trigger price.
(3)
The final stock price is shown as of the final valuation date, if the final price of the Reference Stock is not below the trigger price. However, if the final price of the Reference Stock is below the trigger price, the final stock price is shown as of the final valuation date and the maturity date.  The final stock price range is provided for illustrative purposes only. The actual stock price return may be below -70.00%, and you therefore may lose up to 100% of your initial investment.

(4)	The total return at maturity on the Reference Stock assumes a dividend yield on the Reference Stock of 2.00% per annum over the term of the Notes.
(5)	Payment consists of the principal amount plus the coupon payments received during the term of the Notes.
(6)	The total return at maturity on the Notes includes the coupon payments received during the term of the Notes.
(7)	Payment will consist, in part, of shares of the Reference Stock valued and delivered as of the maturity date.
(8)
If a trigger event occurs, the total return on the Notes at maturity will only be positive in the event that the market price of the Reference Stock on the maturity date is substantially greater than the final price of the Reference Stock on the final valuation date. Such an increase in price is not likely to occur.

What Are the Tax Consequences of the Notes?

U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes for U.S. federal income tax purposes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Stock written by you and purchased by us (the “Put Option”).

Debt Portion— Amounts treated as interest on the Debt Portion would be included in income in accordance with your regular method of accounting for interest for U.S. federal income tax purposes.

Put Option—Amounts treated as payment for the Put Option would generally be deferred and accounted for upon sale or maturity of the Notes. At maturity, the amounts treated as payment for the Put Option (i) would likely result in short-term capital gain if you were to receive a cash payment of the full principal amount of your Notes or (ii) would reduce the U.S. federal income tax basis of the shares of Reference Stock you receive if we were to exchange your Notes for shares of the Reference Stock.

With respect to coupon payments you receive, we intend to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Reference Stock	Coupon Rate per Annum	Interest on Debt Component per Annum	Put Option Component per Annum
Micron Technology, Inc.	11.00%	0.62%	10.38%

There is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis.  While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.  You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-30 in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the accompanying product prospectus supplement and the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

Information About the Reference Stock
Included on the following pages is a brief description of the issuer of the Reference Stock. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the Reference Stock. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Reference Stock as an indication of future performance.

The Reference Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Reference Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Reference Stock under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Micron Technology, Inc.
According to publicly available information, Micron Technology, Inc., through its subsidiaries, manufactures and markets dynamic random access memory chips (DRAMs), very fast static random access memory chips (SRAMs), flash memory, other semiconductor components and memory modules.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 723125. The company’s common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol “MU.”

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for the Reference Stock, based on daily closing prices on the NASDAQ, as reported by Bloomberg.  The closing price of the Reference Stock on February 4, 2015 was $29.03.  The historical performance of the Reference Stock should not be taken as an indication of its future performance during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2010	3/31/2010	$11.22	$8.44	$10.39
4/1/2010	6/30/2010	$11.30	$8.40	$8.49
7/1/2010	9/30/2010	$8.89	$6.47	$7.21
10/1/2010	12/31/2010	$8.66	$6.94	$8.02

1/1/2011	3/31/2011	$11.80	$8.28	$11.46
4/1/2011	6/30/2011	$11.80	$7.20	$7.48
7/1/2011	9/30/2011	$8.09	$5.04	$5.04
10/1/2011	12/30/2011	$6.74	$4.33	$6.29

1/1/2012	3/31/2012	$8.88	$6.75	$8.10
4/1/2012	6/30/2012	$8.10	$5.39	$6.31
7/1/2012	9/30/2012	$6.89	$5.62	$5.99
10/1/2012	12/31/2012	$6.84	$5.16	$6.35

1/1/2013	3/31/2013	$10.04	$6.63	$9.98
4/1/2013	6/30/2013	$14.34	$9.10	$14.33
7/1/2013	9/30/2013	$17.62	$12.47	$17.47
10/1/2013	12/31/2013	$23.14	$16.56	$21.76

1/1/2014	3/31/2014	$25.49	$20.67	$23.66
4/1/2014	5/20/2014	$32.95	$21.13	$32.95
7/1/2014	9/30/2014	$34.64	$29.68	$34.26
10/1/2014	12/31/2014	$36.49	$27.03	$35.01

1/1/2015	2/4/2015*	$34.75	$28.43	$29.03

* This pricing supplement includes information for the first calendar quarter of 2015 for the period from January 1, 2015 through February 4, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the performance of the Reference Stock from December 30, 2009* to February 4, 2015, based on the initial price of $29.03, which was the closing price of the Reference Stock on February 4, 2015, and the trigger price of $21.77, which is equal to 75% of the initial price (rounded to two decimal places).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

* The common stock of Micron Technology, Inc. was listed on the NYSE through December 29, 2009. Since December 30, 2009, the company’s common stock has been listed on NASDAQ.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to investors or to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” on page PS-15 of the accompanying product prospectus supplement no. TYON-2.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than any secondary market rate is a factor that resulted in a higher initial estimated value of the Notes at the time their terms are set than if any secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stock, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the trade date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

Terms Incorporated in Master Note

The terms appearing above under the caption “Final Terms of the Notes” and the provisions in the accompanying product prospectus supplement no. TYON-2 dated August 26, 2013 under the caption “General Terms of the Notes,” are incorporated into the master note issued to DTC, the registered holder of the Notes.

Validity of the Notes

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.